Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: April 7, 2011	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS MARCH 2011 NET SALES AND ANNOUNCES THE PLANNED RESIGNATION OF CHIEF FINANCIAL OFFICER

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that comparable store net sales, for stores open at least one year, for the five-week period ended April 2, 2011 increased 8.4 percent from comparable store net sales for the five-week period ended April 3, 2010.  Net sales for the five-week fiscal month ended April 2, 2011 increased 11.4 percent to $96.8 million from net sales of $86.9 million for the prior year five-week fiscal month ended April 3, 2010.

Comparable store net sales year-to-date for the nine-week period ended April 2, 2011 increased 5.7 percent from comparable store net sales for the nine-week period ended April 3, 2010.  Net sales for the nine-week fiscal period ended April 2, 2011 increased 9.2 percent to $170.7 million from net sales of $156.4 million for the prior year nine-week fiscal period ended April 3, 2010.

The Buckle, Inc. also announced that effective February 1, 2012 Karen B. Rhoads, Vice President of Finance and CFO, will step down from her position with the Company.  Ms. Rhoads will continue in her current position through fiscal 2011 (year ending January 28, 2012), unless a new CFO is in place prior to that date; at which time, Ms. Rhoads will step down from her Vice President of Finance and CFO role but will remain with the Company to assist with the transition through the end of the fiscal year. Ms. Rhoads plans to continue to serve on the Company’s Board of Directors.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 421 retail stores in 41 states.  This includes the opening of one new store on April 3rd in Troy, Michigan.  The Company operated 409 stores in 41 states as of April 7, 2010.  To listen to the Company’s recorded monthly sales commentary, please call (308) 238-2500.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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